UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2007

 OCEANAUT, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	6770	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17TH Km National Road Athens-Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: +30-210-620-9520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

On October 12, 2007, Oceanaut, Inc., a Marshall Islands corporation (“Oceanaut” or the “Company”), entered into definitive agreements pursuant to which it has agreed to purchase, for an aggregate purchase price $700 million in cash, nine dry bulk vessels from companies associated with members of the Restis family, including four secondhand vessels and five newbuildings. The Company also announced that it has entered into a separate definitive agreement pursuant to which it has agreed to issue 10,312,500 shares of its common stock, at a purchase price of $8.00 per share, in exchange for an aggregate investment by separate companies associated with members of the Restis family of $82,500,000. In connection with the foregoing, the Company entered into the following agreements: a Master Agreement, nine Memoranda of Agreement, an Investment Agreement, a Commercial Management Agreement and a Technical Management Agreement, each as described below.

Master Agreement

Pursuant to the terms and conditions of a Master Agreement, entered into by and among the Company and each of the sellers listed below (each, a “Seller” and collectively, the “Sellers”), a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by this reference, each Seller has agreed to sell, and the Company, through a nominated subsidiary, has agreed to purchase, each of the vessels listed below (each, a “Vessel” and collectively, the “Vessels”), for an aggregate purchase price of $700,000,000 in cash (collectively, the “Vessel Purchase”), the terms of which are to be governed by nine separate memoranda of agreement (each, an “MOA” and collectively, the “MOAs”):

Seller	Vessel Name	Yard	Year Built	Vessel Type	DWT	Price
Cape Ann Marine Inc.	TBN*	Sungdong	2009	Capesize	175,000	$131,000,000
Cape Breton Marine Inc.	TBN	Sungdong	2009	Capesize	175,000	$131,000,000
Ikeston Star Shipping Inc.	BERGEN MAX	HHI	1994	Panamax	73,500	$50,000,000
Pavey Services Ltd.	BREMEN MAX	HHI	1993	Panamax	73,500	$60,500,000
Shoreline Universal Limited	HAMBURG MAX	HHI	1994	Panamax	73,500	$63,500,000
Spelman International Corp.	MIDDEN MAX	HHI	1993	Panamax	73,500	$61,000,000
Kalistos Maritime S.A.	TBN	Kouan	2008	Supramax	55,000	$69,500,000
Kalithea Maritime S.A.	TBN	Kouan	2008	Supramax	55,000	$69,500,000
Karyatides Maritime S.A.	TBN	Kouan	2009	Supramax	55,000	$64,000,000
*TBN: To be named.

In addition, and as a condition to the Vessel Purchase, the Master Agreement provides for the issuance by the Company, and the purchase, on a pro rata basis, by each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. (collectively, the “Investors”), of an aggregate of 10,312,500 shares of the Company’s common stock, at a purchase price of $8.00 per share, for gross proceeds in the amount of $82,500,000 (collectively, the “Investment,” and with the Vessel Purchase, the “Transactions”).

The Vessel Purchase will take place over the course of several closings. There will be an initial closing, at which time the Investment will be consummated, and title to, and delivery of, such number of Vessels, whose aggregate fair market value will equal at least to 80% of the Company’s net assets (excluding deferred underwriting discounts and commissions in the amount of $4.5 million), will be transferred and effectuated by the Seller of each such Vessel to the Company in accordance with the terms and conditions of each MOA relating to each such Vessel, such that the Company’s initial business combination (as defined in its prospectus with respect to its initial public offering) may be consummated. In addition, on the initial closing date, the Company will deposit an amount equal to 20% of the balance of the aggregate purchase price for the Vessels not yet delivered in a joint interest-bearing account, with the balance of the purchase price for each Vessel to be paid against delivery of such Vessel in accordance with the terms and conditions of the MOA governing each such Vessel.

The remaining Vessels that are currently trading are to be delivered as soon as possible after the initial closing, their then-current itineraries permitting, each with a canceling date of 60 days after the applicable closing date. The ownership and possession of each Vessel that is currently under construction will be transferred and delivered to the Company simultaneously with the delivery of each such Vessel from the shipyard to each respective Seller. All warranties applicable to such Vessels will be assigned by each such Seller to the Company or its nominated subsidiary.

Other Covenants and Agreements

The parties have also agreed that, by no later than three business days prior to the initial filing of the proxy statement by the Company, the Company or its relevant nominated subsidiaries will have entered into time charter parties (the “Charter Parties”) for all Vessels (except for the M/V BERGEN MAX and the M/V MIDDEN MAX) with South African Marine Corporation S.A., a company associated with members of the Restis family, to be effective subject to the initial closing taking place. Each Charter Party shall reflect rates (the “Charter Rates”) agreed between the Sellers and the Company by no later than October 28, 2007 for two, three and five year periods for each of the Panamaxes, Supramaxes and Capesizes, respectively, but at a minimum hire rate as follows (inclusive of a total of 3.75% address commission in favor of parties nominated by the Sellers): (i) $55,000 per day for the Panamaxes; (ii) $42,000 per day for the first Supramax to be delivered in 2008; (iii) $36,000 per day for the second Supramax to be delivered in 2008; (iv) $33,000 per day for the Supramax to be delivered in 2009; and (v) $45,000 per day for the Capesizes, with some flexibility permitted with regard to the per vessel type charters secured by the Sellers so long as the operating day and duration weighted average revenues are consistent with the foregoing. Each Charter Party shall commence as of the delivery of each Vessel to the Company (or its nominated subsidiary) to which such Charter Party relates, except for the Charter Parties of the M/V BERGEN MAX and the M/V MIDDEN MAX, which are currently in the process of being performed. The time charter party for the M/V BERGEN MAX is for $28,500 per day, which charter party is due to expire in the first quarter of 2009, and the time charter party for the M/V MIDDEN MAX is for $38,000 per day, which charter party is due to expire in the third quarter of 2009.

In addition, the parties have agreed that, from and after the initial closing, the Company’s board of directors shall consist of five directors, who shall be nominated, appointed and/or elected in accordance with the terms of a voting agreement to be entered into on the initial closing date. Under the terms of such voting agreement, for so long as the Investors, collectively, on the one hand, and Excel Maritime Carriers Ltd. (“Excel”), Mr. Gabriel Panayotides and his immediate family members (as defined under Rule 16a-1(e) promulgated under the Securities Exchange Act of 1934, as amended), and Messrs. Christopher Georgakis, George Agadakis and Eleftherios Papatrifon, for so long as they are employed as senior managers by Excel (the “Excel Affiliates”), on the other, own at least 10% of the issued and outstanding shares of the Company’s capital stock as of the record date for any and all elections of directors of the Company, then: (i) each such party shall have the right to nominate, and each such other party shall vote its shares in favor of the election of, one Class C and one Class B director and (ii) the parties shall jointly nominate the fifth, Class A director. In the event that the ownership of any either of the Investors, collectively, or Excel and the Excel Affiliates, collectively, falls below 10% but is above 5%, then such party only has the right to nominate one Class C or Class B director (depending on whichever term finishes first). The voting agreement also provides for the filling of any vacancy or the resolution of disputes between the parties. In addition, the parties shall mutually agree on the members of the Company’s management by no later than the filing of the Company’s definitive proxy statement, including, without limitation, the President and Chief Executive Officer and the Chief Financial Officer, it being understood that from and after the initial closing date, the members of the Company’s management shall be determined by the Company’s board of directors.

The parties have agreed to other matters related generally to the performance of their duties under the Master Agreement, including, without limitation, the Company’s obligation to file a proxy statement and obtain the approval of its shareholders, the parties’ requirement to maintain the confidentiality of each other party’s information disclosed during due diligence and negotiations and the parties using their commercially reasonable efforts to satisfy or cause to be satisfied all of the covenants, agreements and conditions set forth in the Master Agreement.

Closing Conditions

The consummation of the Transactions contemplated by the Master Agreement are conditioned upon the following : (i) delivery by each party to such other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the applicable closing date; (ii) delivery by each party to such other party of a certificate to the effect that all covenants contained in the Master Agreement have been materially complied with by each party prior to or on the applicable closing date; (iii) the Charter Parties (as defined above) have been duly executed and delivered by each of the Company (or its relevant nominated subsidiary) and South African Marine Corporation S.A., in accordance with the terms of the Master Agreement; (iv) no legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal, and no order, judgment or decree shall have been issued or proposed to be issued by any court, administrative agency or tribunal setting aside, restraining, enjoining or preventing the consummation of the Master Agreement or the transactions contemplated thereby; (v) the execution and delivery of a voting agreement, creating certain rights and obligations with regard to certain shareholders of the Company after the initial closing, and a registration rights agreement, granting certain registration rights to the Investors with respect to their Shares; and (vi) the execution by and delivery to each party of each of the various closing deliveries required therein.

In addition to the foregoing, the obligations of the Company to consummate the transactions contemplated by the Master Agreement are conditioned upon the approval by the Company’s shareholders at a special meeting called for the approval of the Vessel Purchase and the Investment. The Company will seek this approval in accordance with its organizational documents and pursuant to Marshall Islands law. The Company cannot complete the Transactions unless a majority of the shares of the Company's common stock voted by the public shareholders are voted in favor of the Transactions and public shareholders owning less than 30% of the shares sold in the Company's initial public offering exercise their conversion rights. If the Transactions are not approved by the requisite vote of the Company's shareholders, the Transactions will be deemed cancelled and of no further force and effect, with no further action required on the part of the parties.

Finally, the obligations of the Sellers and the Investors to consummate the transactions contemplated by the Master Agreement, in addition to the obligations enumerated above, are conditioned upon the following: (i) from the date of the Master Agreement until the initial closing date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a material adverse effect on the Company; (ii) the Company shall have obtained the resignations of the members of its board of directors such that the Company’s board of directors, immediately after the initial closing, shall be constituted as agreed by the parties in the voting agreement to be executed on the initial closing date; and (iii) each of the Company’s nominated subsidiaries shall have become parties to the each of the Technical and Commercial Management Agreements.

Representations and Warranties

The Master Agreement contains representations and warranties of each of the Company and the Sellers, as applicable, that are customary for transactions of this type, relating to, among other things, proper corporate organization and similar corporate matters; due authorization, performance and enforceability of the Master Agreement; the requirement to obtain, or provide, any prior governmental approval or notice; and the absence of litigation relating to the parties’ ability to enter into or to consummate their obligations under the Master Agreement.

Termination

The Master Agreement may be terminated as follows: (i) by mutual written consent of the Company and a majority of the Sellers and the Investors; or (ii) automatically, if the initial closing shall not have occurred by March 15, 2008 (unless any of the Sellers exercise their option to extend the date of the initial closing as provided in the Master Agreement, in which case the termination date shall be extended to March 30, 2008), or such later date as the Investors may, from time to time, specify by notice in writing to the Company. Although, in the event of any such termination, then all of the parties’ obligations thereunder shall terminate (except for certain obligations enumerated therein), the parties are not relieved from liability for the breach of any of their respective representations, warranties, covenants or agreements set forth in the Master Agreement.

Memoranda of Agreement

The sale and delivery of each of the nine dry bulk Vessels is governed by the terms and conditions of a standard Memorandum of Agreement approved by the Baltic and International Maritime Council, or BIMCO, under code name SALEFORM 1993, as further negotiated by the parties. Copies of each MOA are attached hereto as Exhibits 10.2 through 10.10 and the terms thereof are incorporated herein by this reference.

Under each of the MOAs, the respective Seller warrants that each Vessel, at the time of its delivery, will be free of all encumbrances, mortgages and maritime liens or any other debts. The Sellers will indemnify the Company against all claims made against each Vessel incurred prior to delivery and the Company will indemnify the applicable Sellers against all claims made against each Vessel incurred after delivery.

The Company has inspected each Vessel’s records of the relevant classification society, and has physically inspected all of the Vessels that are currently trading. The Company has also used the services of Maryville Maritime Inc., the technical manager engaged by the Company pursuant to the Technical Management Agreement described below, to conduct certain vessel inspection services for the Vessels. A divers’ inspection will be conducted prior to each vessels’ delivery to the Company.

Each Seller has a fixed legal obligation under each MOA to deliver each Vessel to the Company. If a Seller does not deliver its Vessel, the terms of the MOA provide that the deposit (inclusive of interest accrued thereon) would be returned to the Company and the MOA would become null and void. In the event that a Seller fails to deliver a Vessel for any other reason, the Company may take legal action against such Seller seeking damages for the Seller’s breach of its obligations under the MOA.

Investment Agreement

Under the terms of the Investment Agreement, a copy of which is attached hereto as Exhibit 10.11 and the terms of which are incorporated herein by this reference, and subject to the consummation of the Vessel Purchase as described above, the Company has agreed to issue to the Investors an aggregate of 10,312,500 shares of its common stock (the “Shares”), at a purchase price of $8.00 per Share, for total gross proceeds of $82,500,000. The Company expects to use these proceeds to purchase the remaining Vessels to be delivered in later closings. The Company has offered and intends to sell the Shares pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

The sale of the Shares is expected to close at the same time as the initial closing with respect to the Vessel Purchase described elsewhere in this Current Report on Form 8-K.

At the initial closing, the parties will also enter into a registration rights agreement, pursuant to which the parties agree that the Shares will be subject to a lock-up starting on the initial closing date and ending 180 days from the date thereof. The Company has also agreed to file a registration statement covering resales of the Shares by the Investors and their permitted transferees no later than two business days after the expiration of the lock-up period and has granted certain piggy back registration rights as well. Any costs associated with registering the shares will be paid by the Company.

Commercial Management Agreement

The Company entered into a Commercial Management Agreement (the “Commercial Management Agreement”) with Safbulk Pty Ltd., also a company associated with members of the Restis family, as commercial manager (the “Commercial Manager”) of all vessels to be owned by all of the Company’s subsidiaries. A copy of the Commercial Management Agreement is attached hereto as Exhibit 10.12, the terms of which are incorporated herein by this reference.

Under the terms of the Commercial Management Agreement, the Commercial Manager will provide commercial management services to the Company’s subsidiaries, which include, among other things, seeking and negotiating employment for the vessels owned by the subsidiaries in accordance with the guidelines set forth in the Commercial Management Agreement, for which the Commercial Manager is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The Commercial Management Agreement is for a term of three years, and is automatically renewable for consecutive periods of one year, unless either party is provided with three months’ written notice prior to the termination of such period.

It is a condition to the consummation of the transactions contemplated by the Master Agreement that, upon delivery of each Vessel, each subsidiary nominated by the Company that takes delivery and thereafter owns each Vessel shall execute a “deed of accession” in the form annexed to the Commercial Management Agreement, thereby agreeing to, and becoming bound by, the terms and conditions of the Commercial Management Agreement.

Technical Management Agreement

The Company entered into a Technical Management Agreement (the “Technical Management Agreement”) with Maryville Maritime Inc., an affiliate of the Company, as technical manager (the “Technical Manager”), of all vessels to be owned by all of the Company’s subsidiaries. A copy of the Technical Management Agreement is attached hereto as Exhibit 10.13, the terms of which are incorporated herein by this reference.

Under the terms of the Technical Management Agreement, the Technical Manager will perform certain duties that will include general administrative and support services necessary for the operation and employment of all vessels to be owned by all subsidiaries of the Company, including, without limitation, crewing and other technical management, insurance, freight management, accounting related to vessels, provisions, bunkering, operation and, subject to the Company’s instructions, sale and purchase of vessels.

The Technical Manager is a wholly-owned subsidiary of, and provides technical management services to, Excel Maritime Carriers Ltd. (“Excel”), a principal shareholder of the Company. Christopher Georgakis, Gabriel Panayotides and George Agadakis are each a director and/or officer of Excel, and Mr. Agadakis is also the general manager of the Technical Manager. Each of Christopher Georgakis, Gabriel Panayotides and George Agadakis were involved in the negotiations relating to obtaining a proposal from the Technical Manager for providing technical management services.

As required under the terms of the Company’s prospectus with respect to its initial public offering, prior to engaging the Technical Manager, which is an affiliate of Excel, the Company obtained bids for the technical management of the Vessels from two unaffiliated, third parties. Such third parties that provided bids provide technical management services to other shipping companies that trade publicly in the United States. These bids were considered by the Company’s board of directors, which ultimately decided to retain the Technical Manager mainly due to its reputation in the marketplace and its impressive track record in managing Excel’s vessels. In addition, the fee proposed by the Technical Manager in its bid was more favorable than the fees proposed by the unaffiliated third parties. The decision to retain the Technical Manager was approved by a unanimous vote of the Company’s disinterested, “independent” directors, as described in the Company’s prospectus.

Under the terms of the Technical Management Agreement, the Technical Manager is entitled to receive a monthly fee of $17,000 per vessel, which is to be increased annually by an amount equal to the percentage change in the CPI-U published by the United States Department of Labor from time to time. The Technical Manager shall not receive any monthly fee with respect to the Vessels that are under construction until such time as each such Vessel is delivered, although the Technical Manager is entitled to reimbursement for reasonable expenses incurred in providing services in connection with such Vessels.

The Technical Management Agreement is for a term of three years, and is automatically renewable for consecutive periods of one year, unless either party is provided with three months’ written notice prior to the termination of such period.

It is a condition to the consummation of the transactions contemplated by the Master Agreement that, upon delivery of each Vessel, each subsidiary nominated by the Company that takes delivery and owns each Vessel shall execute a standard management agreement approved by BIMCO under code name SHIPMAN, in the form annexed to the Technical Management Agreement, thereby agreeing to, and becoming bound by, the terms and conditions of the Technical Management Agreement.

Where to Find Additional Information

The Company will file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed transactions described herein. Investors are urged to carefully read the proxy statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposed transactions. Copies of the proxy statement and other documents filed by the Company will be available at the website maintained by the SEC at www.sec.gov. Copies of such filings can also be obtained, without charge, by directing a request to Oceanaut, Inc., 17TH Km National Road Athens-Lamia & Finikos Street, 145 64 Nea Kifisia, Athens, Greece.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transactions. Information regarding the Company’s directors and executive officers is available in the Company’s documents filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC in connection with the proposed transactions.

Item 7.01.	Regulation FD Disclosure.

Contemporaneously with this report on Form 8-K, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference, in which it announced the entry into Transactions. This information shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended.

ITEM 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit
10.1	Master Agreement dated as of October 12, 2007
10.2	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Cape Ann Marine Inc., as seller.
10.3	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Cape Breton Marine Inc., as seller.
10.4	Memorandum of Agreement relating to the BREMEN MAX dated October 12, 2007 between Oceanaut, Inc., as buyer, and Pavey Services Ltd., as seller.
10.5	Memorandum of Agreement relating to the HAMBURG MAX dated October 12, 2007 between Oceanaut, Inc., as buyer, and Shoreline Universal Limited, as seller.
10.6	Memorandum of Agreement relating to the MIDDEN MAX dated October 12, 2007 between Oceanaut, Inc., as buyer, and Spelman International Corp., as seller.
10.7	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Kalistos Maritime S.A., as seller.
10.8	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Kalithea Maritime S.A., as seller.
10.9	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Karyatides Maritime S.A., as seller.
10.10	Memorandum of Agreement relating to the BERGEN MAX dated October 12, 2007 between Oceanaut, Inc., as buyer, and Ikeston Star Shipping Inc., as seller.
10.11	Investment Agreement dated as of October 12, 2007
10.12	Commercial Management Agreement dated as of October 12, 2007
10.13	Technical Management Agreement dated as of October 12, 2007
99.1	Press Release dated October 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2007	OCEANAUT, INC.

/s/ Christopher Georgakis
Christopher Georgakis
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Master Agreement dated as of October 12, 2007
10.2	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Cape Ann Marine Inc., as seller.
10.3	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Cape Breton Marine Inc., as seller.
10.4	Memorandum of Agreement relating to the BREMEN MAX dated October 12, 2007 between Oceanaut, Inc., as buyer, and Pavey Services Ltd., as seller.
10.5	Memorandum of Agreement relating to the HAMBURG MAX dated October 12, 2007 between Oceanaut, Inc., as buyer, and Shoreline Universal Limited, as seller.
10.6	Memorandum of Agreement relating to the MIDDEN MAX dated October 12, 2007 between Oceanaut, Inc., as buyer, and Spelman International Corp., as seller.
10.7	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Kalistos Maritime S.A., as seller.
10.8	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Kalithea Maritime S.A., as seller.
10.9	Memorandum of Agreement relating to the [TBN] dated October 12, 2007 between Oceanaut, Inc., as buyer, and Karyatides Maritime S.A., as seller.
10.10	Memorandum of Agreement relating to the BERGEN MAX dated October 12, 2007 between Oceanaut, Inc., as buyer, and Ikeston Star Shipping Inc., as seller.
10.11	Investment Agreement dated as of October 12, 2007
10.12	Commercial Management Agreement dated as of October 12, 2007
10.13	Technical Management Agreement dated as of October 12, 2007
99.1	Press Release dated October 15, 2007